Exhibit 5.4

Consent of Dan Walker

NexGen Energy Ltd.

Registration Statement on Form F-10

I, Dan Walker, P. Eng., consent to the following in connection with the Registration Statement on Form F-10 of NexGen Energy Ltd. (the “Registration Statement”):

(i)

the quotation, inclusion or summary of those portions prepared by me of the technical report entitled “Arrow Deposit, Rook I Project, Saskatchewan, NI 43-101 Technical Report on Feasibility Study,” dated effective February 22, 2021, and as amended and restated on March 5, 2021 (the “Technical Report”); and

(ii)	the reference to my involvement in the preparation of the Technical Report, and to my name as an expert or “qualified person,”

in each case above where used or incorporated by reference into the Registration Statement.

/s/ Dan Walker

Dan Walker, P.Eng.

Dated: March 8, 2021